Copy of Page 61 of Form S-1 filed in 2009 by MVP

Fiscal Year Ending December 31,	
2011	$ 93,750
2012	93,750
2013	87,500
2014	41,667
2015	41,667
2016	21,667 and thereafter.

The asset allocation of the intangible assets is based on the "asset purchase agreement" MVP Holdings Corp. and Critical Mass, LLC dated July 15, 2010 and management has determined the value allocated to the components included in the intangible assets. The valuation by the management of MVP Holdings Corp. is based on increased market presence and opportunities; namely when the trading plan software is purchased the buyer will be recommended to open or change their trading account to MVP Financial, LLC. The incentive will be discount commissions: The addition of the brokerage services to the sale of software licenses should increase the Company's market presence and opportunities for growth in sales and earnings.

Enhanced Product Mix: The complementary nature of the Company's brokerage products with those of the software licensing plan should benefit current customers and provide the Company with the ability to access new customers.

Operating Efficiencies: The combination of the Company's brokerage and software licensing provides the opportunity for potential economies of scale and cost savings.

In accordance with FASB USC 350-30-20, the assets will be tested for impairment on an annual basis on December 31, 2010 and annually there after to determine if indicators of potential impairment exist is excess of the amortization, using a fair-value-based approach. Based on our testing of the intangible assets as of October 1, 2010 (date of this report), we do not believe the intangible assets have been impaired and accordingly have made no adjustments to its carrying value for interim reports issued dated September 30, 2010.

Unit Subscription Agreement

On December 16, 2010, the Company entered into a "Unit Subscription Agreement", under which the Company issued a total of 168,764 shares of Series A convertible preferred stock, which can be converted into 16,876,400 shares of common stock and 7,870,903 of common stock warrants to nine non-US investors. The issuance price of series the Series A preferred stock is $192.25 per share and the total proceeds that the Company will receive for 168,764

shares of Series A convertible preferred stock is $32,444,500. The common stock warrant is exercisable at the price of $4.14 per share. The shares of Series A convertible preferred stock and common stock warrants in this transaction are issued pursuant to the exemption from registration provided by regulation "D".

Along with the "Unit Subscription Agreement", the Company also entered into an account management agreement with "Elco Securities Ltd, a registered investment bank in the Commonwealth of the Bahamas, under which "Elco Securities Ltd" will act as the intermediary and account management agent to monitor and manage the performance of the "Unit Subscription Agreement", particularly the enforcement of the use of proceeds plan prescribed in the "Unit Subscription Agreement".

After the closing of the "Unit Subscription Agreement" and the effectiveness of the registration of the shares issued pursuant to the "Unit Subscription Agreement", John Correnti, Steven Perlstein and Louise Perlstein, who are the holders of 30,000,000 shares of common stock, will exchange a portion of their common stock according to the following schedule:

1. Steven Perlstein will exchange 11,750,000 shares of common stock for 26,042 shares of Series C preferred stock and will receive 52.08% of the shares of common stock the Company will issue according to the Value Added Model prescribed in the "Unit Subscription Agreement".
2. John Correnti will exchange 7,166,667 shares of common stock for 17,361 shares of Series C preferred stock and will receive 34.72% of the shares of common stock the Company will issue according to the Value Added Model prescribed in the "Unit Subscription Agreement".
3. Louise Perlstein will exchange 100,000 shares of common stock at a Fair Value of $2.00 per shares for a promissory note of $200,000 and will exchange 4,583,333 shares of common stock for 6,597 shares of Series C preferred stock and will receive 13.19% of the shares of common stock the Company will issue according to the Value Added Model prescribed in the "Unit Subscription Agreement".